Exhibit 99.1

ALTRIA GROUP, INC. DIRECTOR AND CHAIRMAN OF THE BOARD OF DIRECTORS THOMAS F. FARRELL II ANNOUNCES DECISION TO RETIRE FROM ALTRIA’S BOARD OF DIRECTORS

RICHMOND, Va. (March 23, 2021) – Thomas F. Farrell II, a director of Altria Group, Inc. (“Altria”) since 2008 and independent Chairman of Altria’s Board of Directors (the “Board”), notified Altria of his decision to retire from service on the Board following the completion of his current term. Consequently, Mr. Farrell will not stand for re-election to the Board at Altria’s 2021 Annual Meeting of Shareholders, which is presently anticipated to be held on May 20, 2021. The Board will evaluate Board leadership succession and intends to appoint a new Chairman at its organizational meeting following the 2021 Annual Meeting.

“Tom’s contributions over the past 13 years have been immeasurable,” said Billy Gifford, Altria’s Chief Executive Officer. “We thank him for his distinguished service and wish him the very best.”

Mr. Farrell is the Chairman of the Board, Chair of the Executive Committee and a member of the Compensation and Talent Development and Nominating, Corporate Governance and Social Responsibility Committees. Mr. Farrell has served as the Executive Chairman of Dominion Energy, Inc. (“Dominion”), one of the nation’s largest producers of energy, since October 2020, having previously served as Chairman, President and Chief Executive Officer of Dominion from 2007 through September 2020.

Altria’s Profile

Altria has a leading portfolio of tobacco products for U.S. tobacco consumers 21+. Altria’s Vision through 2030 is to responsibly lead the transition of adult smokers to a non-combustible future. Altria is Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, Altria’s businesses and society.

Altria’s wholly owned subsidiaries include the most profitable tobacco companies in their categories: Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), and John Middleton Co. (Middleton). Altria’s non-combustible portfolio includes majority ownership of Helix Innovations LLC (Helix), the maker of on! oral nicotine pouches, exclusive U.S. commercialization rights to the IQOS Tobacco Heating System® and Marlboro HeatSticks®, and an equity investment in JUUL Labs, Inc. (JUUL).

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Altria complements its tobacco portfolio with ownership of Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and equity investments in Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!® . Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori® and Champagne Nicolas Feuillatte™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.

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Source: Altria Group, Inc.

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